Exhibit 4.3.3

CLIFFORD CHANCE S/C Consultores em Direito Estrangeiro

EXECUTION VERSION

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH
AS ASSIGNOR

AND

BANCO SANTANDER CENTRAL HISPANO S.A, LONDON BRANCH
AS TRUSTEE

COLLECTION ACCOUNT ASSIGNMENT

CONTENTS

1.	Definitions and Interpretation	2

2.	Covenant to Pay	3

3.	Assignment	3

4.	Notice of Assignment	3

5.	Deposit	3

6.	Power of Sale	4

7.	Further Assurance	4

8.	Power of Attorney	4

9.	Receiver	4

10.	Right of Appropriation	5

11.	Effectiveness of Security	5

12.	Subsequent Interests and Accounts	6

13.	Currency Conversion	6

14.	Application of Proceeds	6

15.	Assignment	6

16.	Successors	6

17.	Notices	7

18.	Counterparts	7

19.	Governing Law	7

20.	Jurisdiction	7

THIS ASSIGNMENT is made on 27 September 2006.

BETWEEN:

(1)

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH, a branch of VCP Overseas Holding KFT (a company organised under the laws of Hungary), licensed in the commercial register of the canton of Zug, Switzerland (the (the “Assignor”); and

(2)

BANCO SANTANDER CENTRAL HISPANO S.A. LONDON BRANCH as trustee for the Secured Parties on the terms and conditions set out in the Restated Agreement (the “Trustee” which expression shall include any Person for the time being appointed as trustee, or as an additional trustee, for the purposes of the Restated Agreement).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Assignment:

“Collateral Rights” means all rights, powers and remedies of the Trustee provided by this Assignment or by law.

“Collection Account” means the dollar account with Banco Santander Central Hispano S.A., London Branch in London in the name of the Assignor with account number 1100-141876-256 (and any other renewal or redesignation thereof) or such other account as may be designated as the “Collection Account” from time to time by the Trustee.

“Deposit” means the credit balance from time to time on the Collection Account and all rights, benefits and proceeds in respect thereof.

“Notice of Assignment” means a notice of assignment substantially in the form of the Schedule.

“Restated Agreement” means the Santander Facility Agreements (as defined in the Restated Agreement) and the agreement pursuant to which the Santander Loan No. 6 (as defined in the Restatement Agreement) was advanced as restated by the Restatement Agreement.

“Restatement Agreement” means the restatement agreement dated as of the date of this Assignment pursuant to which the parties thereto agreed to restate the terms and conditions upon which the Santander Loans (as defined therein) are outstanding upon the terms and conditions of the Restated Agreement.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

1.2	In this Assignment:

(a)

Unless a contrary indication appears, (i) a reference to “this Assignment” is a reference to this Assignment as amended or novated; (ii) a reference to the “Restated Agreement” is a reference to the Restated Agreement as amended or novated, and (iii) a term defined in the Restated Agreement has the same meaning when used in this Assignment.

(b) The rules of interpretation and construction contained in the Restated Agreement apply to the construction of this Assignment.

(c) Unless otherwise stated herein, a “Clause”, “Section” or “Schedule” is a reference to a Clause, Section or Schedule of this Assignment.

1.3	A Person who is not a party to this Assignment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Assignment.

2.	COVENANT TO PAY

The Assignor shall on demand of the Trustee discharge each of the Secured Obligations and pay to the Trustee when due and payable each sum now or hereafter owing, due or incurred by any Obligor in respect of the Secured Obligations.

3.	ASSIGNMENT

The Assignor assigns absolutely and with full title guarantee to the Trustee all of its right, title and interest, present and future, in the Deposit.

4.	NOTICE OF ASSIGNMENT

This Assignment shall constitute notice of, and acknowledgement by, the Trustee (on the terms of the Notice of Assignment), of the assignment referred to in Clause 3.

5.	DEPOSIT

5.1	The Assignor shall not, without the Trustee’s prior written consent, permit or agree to any variation of the rights attaching to the Deposit.

5.2

Save as specifically provided in clause 20.8 (Payments from Collection Account on Interest Payment Dates) of the Restated Agreement, at any time when there are Secured Obligations outstanding the Assignor shall not be entitled to receive, withdraw or otherwise transfer the Deposit.

5.3

Upon the occurrence of an Event of Default, the Trustee shall be entitled, without notice or further demand, or prior authorisation from any court, immediately to exercise all the rights, powers and remedies possessed by it according to law as assignee of the Deposit and to:

(a) demand and receive all and any monies due under or arising out of the Deposit;

(b) exercise in relation to the Deposit all such rights as the Assignor was then entitled to exercise in relation to the Deposit or might, but for the terms of this Assignment, exercise; and

(c) apply, set-off or transfer any or all of the Deposit in or towards the payment or other satisfaction of the Secured Obligations or any part of them.

6.	POWER OF SALE

6.1

Upon the occurrence of an Event of Default, the Trustee shall be entitled, without prior notice or further demand to the Assignor or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Deposit.  The Trustee shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

6.2

The power of sale or other disposal in Clause 6.1 shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Assignment.  The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Assignment or to any exercise by the Trustee of its right to consolidate mortgages or its power of sale.

6.3

A certificate in writing by an officer or agent of the Trustee that the power of sale or disposal has arisen and is exercisable shall be conclusive evidence of that fact in favour of a purchaser of all or any part of the Deposit.

7.	FURTHER ASSURANCE

The Assignor shall promptly execute all documents and do all things (including the execution and delivery of any Notice of Assignment) that the Trustee may reasonably specify for the purpose of (a) exercising the Collateral Rights, (b) securing and perfecting its security over or title to all or any part of the Deposit or (c) enabling the Trustee to vest all or part of the Deposit in its name or in the name(s) of its nominee(s), agent or any purchaser.

8.	POWER OF ATTORNEY

The Assignor, by way of security, irrevocably appoints the Trustee to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any Notice of Assignment) and do all things that the Trustee may consider to be necessary for (a) carrying out any obligation imposed upon the Assignor under this Assignment or (b) exercising any of the Collateral Rights.  The Assignor shall ratify and confirm, and indemnify the Trustee for, all things done and all documents executed by the Trustee in the exercise of that power of attorney.

9.	RECEIVER

9.1

Upon the occurrence of an Event of Default or if a petition or application is presented for the making of an administration order in relation to the Assignor or if any Person who is entitled to do so gives written notice of its intention to appoint an administrator of the Assignor or files such a notice with the court, the Trustee may by writing (acting through an authorised officer of the Trustee) without notice to the Assignor appoint one or more Persons to be receiver of the whole or any part of the Deposit (each such Person being (a) entitled to act individually as well as jointly and (b) for all purposes deemed to be the agent of the Assignor).

9.2

In addition to the powers of the Trustee conferred by Clause 6 and Clause 10, each Person appointed pursuant to Clause 9.1 shall have, in relation to the Deposit in respect of which he was appointed, all the powers (a) conferred by the Law of Property Act 1925 on a receiver appointed under that Act, (b) of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not such Person is an administrative receiver) and (c) (if such Person is an administrative receiver) all the other powers exercisable by an administrative receiver in relation to the Assignor by virtue of the Insolvency Act 1986.

10.	RIGHT OF APPROPRIATION

To the extent that the Deposit constitutes “financial collateral” and this Assignment and the obligations of the Assignor hereunder constitutes a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”)) the Trustee shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations.  For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the amount of the Deposit, together with any accrued but unposted interest, at the time the right of appropriation is exercised.  The parties further agree that the method of valuation provided for in this Assignment shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

11.	EFFECTIVENESS OF SECURITY

11.1

Except with the Trustee’s prior written consent or as permitted under the Restated Agreement, no right, title or interest in relation to the Deposit or to this Assignment shall be capable of assignment or other disposal and the Assignor shall not assign or dispose of or create, grant or permit to exist any security interest over the Deposit or this Assignment.

11.2

The security created by this Assignment and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Trustee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.  No prior security held by the Trustee over the whole or any part of the Deposit shall merge into the security constituted by this Assignment.

11.3	This Assignment shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the Trustee discharges it.

11.4

Upon the Secured Obligations being discharged in full and the Trustee and the Secured Parties having no further actual or contingent obligations under the Finance Documents to make advances or provide other financial accommodation, the Trustee shall, at the request and cost of the Assignor, cancel all the security granted by this Assignment and re-assign to the Assignor all the property assigned by this Assignment without recourse to, and without any representations or warranties by, the Trustee.

11.5

No failure on the part of the Trustee to exercise, or delay on its part in exercising, any Collateral Right shall operate as a waiver, nor shall any single or partial exercise of a Collateral Right prevent any further or other exercise of that or any other Collateral Right.

11.6

If, at any time, any provision of this Assignment is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (a) the remaining provisions of this Assignment and (b) such provision under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

11.7

None of the Trustee, or any delegate, agent, attorney or co-trustee appointed by the Trustee, or any receiver appointed pursuant to this Assignment shall be liable by reason of (a) taking any action permitted by this Assignment, (b) any neglect or default in connection with the Deposit or (c) the taking possession or realisation of all or any part of the Deposit, except in the case of gross negligence or wilful default upon its part.

12.	SUBSEQUENT INTERESTS AND ACCOUNTS

If the Trustee at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Deposit, all payments made by the Assignor to the Trustee or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Assignor and not as having been applied in reduction of the Secured Obligations as at the time when the Trustee received notice.

13.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations the Trustee may convert any money received, recovered or realised or subject to application by it under this Assignment from one currency to another, as the Trustee thinks fit, and any such conversion shall be effected at the Trustee’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Trustee or any Receiver appointed pursuant to this Assignment or the powers conferred by it shall (subject to the claims of any Person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied in accordance with clause 30 (Application of Proceeds) of the Restated Agreement.

15.	ASSIGNMENT

The Trustee may assign and transfer all or any of its rights and obligations under this Assignment.  The Trustee shall be entitled to disclose such information concerning the Assignor and this Assignment as the Trustee considers appropriate to any actual or proposed direct or indirect successor or to any Person to whom information may be required to be disclosed by any applicable law.

16.	SUCCESSORS

This Assignment shall remain in effect despite any amalgamation or merger (however effected) relating to the Trustee and references to the Trustee shall be deemed to include any assignee or successor in title of the Trustee and any Person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Trustee under this Assignment or to which, under such laws, those rights and obligations have been transferred.

17.	NOTICES

Any communication to be made under or in connection with this Assignment shall be made in accordance with the provisions of clause 31 (Notices) of the Restated Agreement.

18.	COUNTERPARTS

This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

19.	GOVERNING LAW

This Assignment is governed by English law.

20.	JURISDICTION

20.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Assignment (including a dispute regarding the existence, validity or termination of this Assignment) (a “Dispute”).

20.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they will not argue to the contrary.

20.3

This Clause 20 is for the benefit of the Trustee only.  As a result the Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Trustee may take concurrent proceedings in any number of jurisdictions.

20.4	Without prejudice to any other mode of service allowed under any relevant law, the Assignor:

(a)

irrevocably appoints Law Debenture Corporate Services Limited at 100 Wood Street, Fifth Floor, London EC2V 7EX, or, if different, its registered office, as its agent for service of process in relation to any proceedings before the English courts in connection with this Assignment; and

(b) agrees that failure by a process agent to notify the Assignor of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF this Assignment has been signed on behalf of the Trustee and executed as a deed by the Assignor and is intended to be and is hereby delivered by it as a deed on the date specified above.

THE SCHEDULE
Form Of Notice Of Assignment

To:          Banco Santander Central Hispano S.A., London Branch

Date: [•] 2006

Dear Sirs,

We give you notice that we have assigned to Banco Santander Central Hispano S.A., London Branch (the “Trustee”) on behalf of certain Secured Parties all of our right, title and interest in and to the dollar account with Banco Santander Central Hispano S.A., London Branch in London with account number 1100-141876-256 (and any other renewal or redesignation thereof) and all monies standing to the credit of this account from time to time (the “Account”).

With effect from the date of your receipt of this notice:

(a)

any existing payment instructions affecting the Account are to be terminated and all payments and communications in respect of the Account should be made, or sent, to the Trustee or as it shall direct; and

(b)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account belong to the Trustee.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Trustee at Santander House, 100 Ludgate Hill, London, EC4M 7NJ, United Kingdom marked for the attention of Everton de Sousa Hugues/Jim Inches.

Yours faithfully

_________________________
for and on behalf of
VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH

SIGNATURES

The Assignor

EXECUTED as a DEED )
by VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH )

By:

The Trustee

BANCO SANTANDER CENTRAL HISPANO S.A., LONDON BRANCH

By: